Trimble First Quarter 2008 Revenue Up 24 Percent to $355.3 million
GAAP Earnings Per Share $0.32; Non-GAAP Earnings Per Share $0.40

SUNNYVALE, Calif., April 24, 2008 - Trimble (Nasdaq: TRMB) today announced results for its first quarter of 2008 ended Mar. 28, 2008. In the first quarter of 2008 revenue was $355.3 million, up approximately 24 percent from revenue of $285.7 million in the first quarter of 2007.

Operating income for the first quarter of 2008 was $58.0 million, up 48 percent from the first quarter of 2007. Operating margins in the first quarter of 2008 were 16.3 percent, compared to 13.7 percent in the first quarter of 2007. Amortization of intangibles increased from $7.9 million in the first quarter of 2007 to $10.8 million in the first quarter of 2008. The impact of stock-based compensation expense was $4.0 million in the first quarter of 2008, compared to $3.4 million in the first quarter of 2007. There were no in-process research and development or restructuring expenses in the first quarter of 2008, while there was a $2.1 million in-process research and development expense and a $2.7 million restructuring expense in the first quarter of 2007. In addition, amortization of acquisition-related inventory step-up was $0.2 million in the first quarter of 2008, compared to no amortization of acquisition-related inventory step-up in the first quarter of 2007. Excluding these impacts, non-GAAP operating income of $73.0 million grew by 32 percent compared to the first quarter of 2007. Non-GAAP operating margins were 20.5 percent in the first quarter of 2008, up from 19.4 percent in the first quarter of 2007.

Net income for the first quarter of 2008 was $40.1 million, up 40 percent compared to net income of $28.7 million in the first quarter of 2007. Diluted earnings per share for the first quarter of 2008 were $0.32, up 35 percent from diluted earnings per share of $0.24 in the first quarter of 2007.

The tax rate for the first quarter of 2008 was 33 percent, compared to 32 percent in the first quarter of 2007. Trimble’s tax rate was lower than forecasted due to the implementation of a global supply chain structure which is expected to result in a structural tax rate of 33 percent for fiscal 2008 and beyond.

Adjusting for the amortization of intangibles, in-process research and development, the impact of stock-based compensation expenses, restructuring, and the amortization of acquisition-related inventory step-up, non-GAAP net income of $50.1 million for the first quarter of 2008 was up 26 percent compared to non-GAAP net income of $39.6 million in the first quarter of 2007. Non-GAAP earnings per share for the first quarter of 2008 were $0.40, up 22 percent from non-GAAP earnings per share of $0.33 in the first quarter of 2007.

"The first quarter of 2008 emphasized the growing diversity of the Trimble business portfolio. Although E&C continued to be impacted by slow U.S. economic conditions, we saw strong growth across all other geographies. In addition, we experienced almost 75 percent growth in our TFS segment, driven by strong agriculture product sales," said Steven W. Berglund, Trimble's chief executive officer.

“While monitoring the continuing uncertain economy, our view for revenues for the entire year remains generally unchanged with an expectation for higher earnings per share than previous guidance.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, amortization of intangibles, amortization of acquisition-related inventory step-up, and in-process research and development. In addition, for each segment, non- GAAP operating income excludes the impact of stock-based compensation expense.

Engineering and Construction
First quarter 2008 Engineering and Construction (E&C) revenue was $194.2 million, up approximately 11 percent when compared to revenue of $175.6 million in the first quarter of 2007, with strong international sales.

First quarter 2008 operating income in E&C was $37.0 million, or 19.0 percent of revenue compared to $42.2 million, or 24.0 percent of revenue, in the first quarter of 2007.

Non-GAAP operating income in E&C was $37.9 million, or 19.5 percent of revenue, in the first quarter of 2008 compared to $43.0 million, or 24.5 percent of revenue, in the first quarter of 2007. The decline in operating margins resulted primarily from unfavorable foreign currency exchange rates, the impact of recent acquisitions and product mix.

Field Solutions
First quarter 2008 Field Solutions (TFS) revenue was $88.0 million, up approximately 73 percent when compared to revenue of $51.0 million in the first quarter of 2007. Sales were strong across all geographic regions and product lines, with the majority of the increase coming from the agriculture business.

First quarter 2008 operating income in TFS was $35.1 million, or 39.9 percent of revenue compared to $16.6 million, or 32.6 percent of revenue, in the first quarter of 2007.

Non-GAAP operating income in TFS was $35.3 million, or 40.1 percent of revenue, in the first quarter of 2008 compared to $16.8 million, or 33.0 percent of revenue, in the first quarter of 2007. Operating margin expansion was due primarily to higher revenue.

Mobile Solutions
First quarter 2008 Mobile Solutions (TMS) revenue was $44.0 million, up approximately 47 percent when compared to revenue of $29.9 million in the first quarter of 2007.

First quarter 2008 operating income in TMS was $2.5 million, or 5.6 percent of revenue compared to $1.0 million, or 3.4 percent of revenue, in the first quarter of 2007.

Non-GAAP operating income in TMS was $3.9 million, or 8.8 percent of revenue, in the first quarter of 2008 compared to $1.8 million, or 5.9 percent of revenue, in the first quarter of 2007. Operating margin expansion was driven by higher subscription revenue and operating synergies which were partially offset by higher new product development costs.

Advanced Devices
First quarter 2008 Advanced Devices revenue was $29.1 million, approximately flat when compared to revenue of $29.3 million in the first quarter of 2007.

First quarter 2008 operating income in Advanced Devices was $4.7 million, or 16.1 percent of revenue compared to $3.3 million, or 11.4 percent of revenue, in the first quarter of 2007.

Non-GAAP operating income in Advanced Devices was $5.0 million, or 17.3 percent of revenue, in the first quarter of 2008 compared to $3.7 million, or 12.6 percent of revenue, in the first quarter of 2007. Operating margins improved due to product mix.

Stock Repurchase Program
In January, Trimble announced a stock repurchase program for up to $250 million. As part of this program, in the first quarter of 2008, Trimble repurchased approximately 968 thousand shares of Trimble stock at an average purchase price of $26.71.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
In the second quarter of 2008, Trimble expects revenue to grow 14 to 16 percent compared to the second quarter of 2007, with revenue between $374 million and $379 million. Trimble expects second quarter 2008 GAAP earnings per share between $0.36 and $0.38 and non-GAAP earnings per share between $0.44 and $0.46. Non-GAAP guidance for the second quarter of 2008 excludes the amortization of intangibles of $10.9 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.9 million. Both GAAP and non-GAAP guidance use a 33 percent tax rate and assume 125.9 million shares outstanding.

Trimble has modified full-year 2008 guidance incorporating its current outlook for the year as well as its lower tax rate. Revenue is expected to grow 15 to 17 percent versus previous guidance of 14 to 17 percent revenue growth. Full-year non-GAAP earnings per share are expected to be $1.50 to $1.55, versus previous guidance of $1.39 to $1.44.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on Apr. 24, 2008 at 1:30 p.m. PDT to review its first quarter 2008 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the pass code is 43045401. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,600 employees in over 18 countries.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in-process research and development expense, amortization of purchased intangible gross margin, and earnings per share estimates for the second quarter, full-year 2008 and, in the case of tax rates the next three years. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the second quarter and full year 2008 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended

	Mar-28,	Mar-30,
	2008	2007

Revenue	$355,296	$285,732
Cost of sales	180,920	142,602
Gross margin	174,376	143,130
Gross margin (%)	49.1%	50.1%

Operating expenses
Research and development	37,345	31,163
Sales and marketing	51,158	42,147
General and administrative	22,690	21,642
Restructuring	-	2,692
Amortization of purchased intangible assets	5,143	4,106
In-process research and development	-	2,112
Total operating expenses	116,336	103,862

Operating income	58,040	39,268

Non-operating income, net
Interest income	457	1,243
Interest expense	(762)	(1,400)
Foreign currency transaction gain, net	968	357
Income from joint ventures, net	2,015	2,422
Other income (expense), net	(907)	235
Total non-operating income, net	1,771	2,857

Income before taxes	59,811	42,125

Income tax provision	19,744	13,442
Net income	$40,067	$28,683

Earnings per share :
Basic	$0.33	$0.25
Diluted	$0.32	$0.24

Shares used in calculating earnings per share :
Basic	121,467	115,449
Diluted	125,159	120,896

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Mar-28,	Dec-28,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$71,379	$103,202
Accounts receivables, net	280,651	239,884
Other receivables	9,980	10,201
Inventories, net	148,503	143,018
Deferred income taxes	41,760	44,333
Other current assets	18,329	15,661
Total current assets	570,602	556,299

Property and equipment, net	52,326	51,444
Goodwill	709,149	675,850
Other purchased intangible assets, net	197,976	197,777
Other non-current assets	57,823	57,989

Total assets	$1,587,876	$1,539,359

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$138	$126
Accounts payable	72,798	67,589
Accrued compensation and benefits	46,127	55,133
Deferred revenue	56,982	49,416
Deferred income taxes	109	4,129
Accrued warranty expense	11,201	10,806
Income taxes payable	19,890	14,802
Other accrued liabilities	28,439	47,851
Total current liabilities	235,684	249,852

Non-current portion of long-term debt	60,440	60,564
Non-current deferred revenue	11,544	15,872
Deferred income taxes	61,291	47,917
Other non-current liabilities	60,162	56,128

Total liabilities	429,121	430,333

Commitments and contingencies

Shareholders' equity:
Common stock	670,324	660,749
Retained earnings	408,030	388,557
Accumulated other comprehensive income	80,401	59,720
Total shareholders' equity	1,158,755	1,109,026

Total liabilities and shareholders' equity	$1,587,876	$1,539,359

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three Months Ended
	Mar-28,	Mar-30,
	2008	2007

Cash flow from operating activities:
Net Income	$40,067	$28,683

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,571	4,121
Amortization expense	10,848	7,894
Provision for doubtful accounts	38	288
Amortization of debt issuance cost	56	49
Deferred income taxes	(885)	(6,402)
Non-cash restructuring expense	-	1,391
Stock-based compensation	3,982	3,353
In-process research and development	-	2,112
Equity gain from joint ventures	(2,015)	(2,422)
Excess tax benefit for stock-based compensation	(1,992)	(2,193)
Provision for excess and obsolete inventories	2,103	1,055
Other non-cash items	202	103

Add decrease (increase) in assets:
Accounts receivables	(39,280)	(28,262)
Other receivables	516	1,867
Inventories	(3,437)	(1,025)
Other current and non-current assets	(191)	11,167

Add increase (decrease) in liabilities:
Accounts payable	3,760	3,265
Accrued compensation and benefits	(10,557)	(11,618)
Accrued liabilities	(1,648)	2,063
Deferred revenue	2,034	3,296
Income taxes payable	12,547	12,962
Net cash provided by operating activities	20,719	31,747

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(39,593)	(272,050)
Acquisition of property and equipment	(3,711)	(3,873)
Other	(43)	12
Net cash used in investing activities	(43,347)	(275,911)

Cash flow from financing activities:
Issuance of common stock	8,483	10,474
Excess tax benefit for stock-based compensation	1,992	2,193
Repurchase and retirement of common stock	(25,870)	-
Proceeds from long-term debt and revolving credit lines	-	250,000
Payments on long-term debt and revolving credit lines	(312)	(80,000)
Other	-	-
Net cash provided by (used in) financing activities	(15,707)	182,667

Effect of exchange rate changes on cash and cash equivalents	6,512	(4,553)

Net decrease in cash and cash equivalents	(31,823)	(66,050)
Cash and cash equivalents - beginning of period	103,202	129,621

Cash and cash equivalents - end of period	$71,379	$63,571

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
		Mar-28,	Mar-30,
		2008	2007

REVENUE:		$355,296	$285,732

GROSS MARGIN:
GAAP gross margin:		$174,376	$143,130
Amortization of purchased intangibles	( B )	5,661	3,789
Stock-based compensation	( D )	493	342
Amortization of acquisition-related inventory step-up	( E )	183	-
Non-GAAP gross margin:		$180,713	$147,261
Non-GAAP gross margin (% of revenue)		50.9%	51.5%

OPERATING EXPENSES:
GAAP operating expenses:		$116,336	$103,862
Restructuring	( A )	-	(2,692)
Amortization of purchased intangibles	( B )	(5,143)	(4,106)
In-process research and development	( C )	-	(2,112)
Stock-based compensation	( D )	(3,489)	(3,011)
Non-GAAP operating expenses:		$107,704	$91,941

OPERATING INCOME:
GAAP operating income:		$58,040	$39,268
Restructuring	( A )	-	2,692
Amortization of purchased intangibles	( B )	10,804	7,895
In-process research and development	( C )	-	2,112
Stock-based compensation	( D )	3,982	3,353
Amortization of acquisition-related inventory step-up	( E )	183	-
Non-GAAP operating income:		$73,009	$55,320
Non-GAAP operating margin (% of revenue)		20.5%	19.4%

NET INCOME:
GAAP net income:		$40,067	$28,683
Restructuring	( A )	-	2,692
Amortization of purchased intangibles	( B )	10,804	7,895
In-process research and development	( C )	-	2,112
Stock-based compensation	( D )	3,982	3,353
Amortization of acquisition-related inventory step-up	( E )	183	-
Income tax effect on non-GAAP adjustments	( F )	(4,941)	(5,121)
Non-GAAP net income:		$50,095	$39,614

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:		$0.32	$0.24
Non-GAAP diluted net income per share:		$0.40	$0.33

SHARES USED TO COMPUTE DILUTED NET INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute net income per share:		125,159	120,896

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$17,689
Increase in revenue		$69,564
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		25.4%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,661K and $3,789K of the amortization of purchased intangibles was included in cost of sales for the three months ended March 28, 2008 and March 30, 2007, and approximately $5,143K and $4,106K was reported as a separate line within operating expenses for the three months ended March 28, 2008 and March 30, 2007, respectively.

( C )
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. For the three months ended March 28, 2008 and March 30, 2007, stock-based compensation was allocated as follows:

	Three Months Ended
	Mar-28,	Mar-30,
	2008	2007
Cost of sales	$493	$342
Research and development	917	729
Sales and Marketing	1,030	767
General and administrative	1,542	1,515
	$3,982	$3,353

( E )
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. The increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is reflective of our ongoing operating results, and it is not used by management to assess the core profitability of our business operations.

( F )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
( Dollars in thousands)
(Unaudited)

		Reporting Segments
		Engineering
		and	Field	Mobile	Advanced
		Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED MARCH 28, 2008:
Revenue		$194,180	$88,037	$44,011	$29,068

GAAP operating income before corporate allocations:		$36,954	$35,095	$2,453	$4,692
Stock-based compensation	( G )	971	198	1,408	327
Non-GAAP operating income before corporate allocations:		$37,925	$35,293	$3,861	$5,019
Non-GAAP operating margin (% of segment external net revenues)		19.5%	40.1%	8.8%	17.3%

THREE MONTHS ENDED MARCH 30, 2007:
Revenue		$175,604	$50,962	$29,857	$29,309

GAAP operating income before corporate allocations:		$42,164	$16,628	$1,017	$3,343
Stock-based compensation	( G )	872	190	742	364
Non-GAAP operating income before corporate allocations:		$43,036	$16,818	$1,759	$3,707
Non-GAAP operating margin (% of segment external net revenues)		24.5%	33.0%	5.9%	12.6%

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. Stock-based compensation not allocated to the reportable segments was approximately $1,078K and $1,185K for the three months ended March 28, 2008 and March 30, 2007, respectively.